Exhibit 99.1

NeuroOne® Medical Technologies Announces Restatement of Financial Results for Quarter Ending March 31, 2026

Ongoing Business Not Affected, Company Reaffirms Product Revenue Guidance of at Least $10.5 Million for Fiscal Year 2026

Customer Order Modification at Quarter-End Resulted in Revenue Overstatement of Approximately $0.5 Million and Net Loss Understatement of Approximately $0.3 Million; No Prior Periods Impacted

EDEN PRAIRIE, Minn. – May 22, 2026 – NeuroOne Medical Technologies Corporation (Nasdaq: NMTC), a medical technology company dedicated to transforming the surgical diagnosis and treatment of neurological disorders, today announced that it plans to amend and restate its financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 12, 2026 (the “Form 10-Q”).

During a post-release review process, on May 18, 2026, management identified an error in revenue recognition that was attributed to a customer order modification on product shipment at the end of the quarter. The restatement does not affect the Company’s product revenue guidance for fiscal year 2026, its cash position as of March 31, 2026, or continued business activities or growth plans.

“This one-time correction does not change our revenue projections for the year,” said Dave Rosa, CEO of NeuroOne. “Our operations remain strong, our growth strategy is unchanged, and we continue to anticipate product revenue for fiscal 2026 of at least $10.5 million.”

The restatement corrects a one-time revenue overstatement of approximately $0.5 million against initially reported revenue of $2.4 million for the quarter. This adjustment was driven by a customer modification to certain purchase orders and related shipping documents at the end of the quarter, which inadvertently resulted in the overstatement of related revenue entries. As a result, gross profit was overstated by approximately $0.3 million and operating loss and net loss were understated by approximately $0.3 million for the three months ended March 31, 2026. No prior periods were impacted. The Company has initiated and will continue to implement measures designed to improve its internal controls over financial reporting.

On May 21, 2026, the Audit Committee of the Board of Directors, after discussion with management, determined that the Company would restate its unaudited condensed financial statements included in the Form 10-Q, and amend its related disclosures making reference to those results. As a result, the Company’s Form 10-Q, and other documents referencing those results should no longer be relied upon. The Company intends to file an amendment to the Form 10-Q in the next few weeks.

The estimates provided in this release reflect preliminary information based on facts available to the Company’s management as of the date of this release and is subject to potential further changes upon completion of the Company’s financial review and restatement procedures.

About NeuroOne

NeuroOne Medical Technologies Corporation is a medical technology company focused on improving surgical care options and outcomes for patients suffering from neurological disorders. NeuroOne markets a minimally invasive and high-definition/high-precision electrode technology platform with four FDA-cleared product families: Evo® Cortical Electrodes, Evo® sEEG Electrodes, OneRF® Ablation System (for brain), and OneRF® Trigeminal Nerve Ablation System. These solutions offer the potential to reduce the number of hospitalizations and surgical procedures, lower costs, and improve patient outcomes by offering diagnostic and therapeutic functions. The Company is engaged in research and development for drug delivery, basivertebral nerve ablation and spinal cord stimulation programs. For more information, visit nmtc1.com.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical fact, any information contained in this press release may be a forward looking statement that reflects NeuroOne’s current views about future events and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward looking statements by the words or phrases “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “forecasts,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue, “focused on,” “committed to” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward looking statements may include statements regarding the Company’s future financial results, including its 2026 revenue guidance, the Company’s growth strategies and pipeline, the Company’s intention to amend and restate the financial statements in the Form 10-Q, and the expected timing of filing the amendment to the Form 10-Q. Although NeuroOne believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks related to whether the Company will continue to maintain compliance with all Nasdaq continued listing requirements, risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our technology whether due to supply chain disruptions, labor shortages or otherwise risks that our technology will not perform as expected based on results of our pre-clinical and clinical trials risks related to uncertainties associated with the Company’s capital requirements to achieve its business objectives and ability to raise additional funds: the risk that we may not be able to secure or retain coverage or adequate reimbursement for our technology uncertainties inherent in the development process of our technology risks related to changes in regulatory requirements or decisions of regulatory authorities that we may not have accurately estimated the size and growth potential of the markets for our technology risks related to clinical trial patient enrollment and the results of clinical trials that we may be unable to protect our intellectual property rights and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward looking statements speak only as of the date of this press release and NeuroOne undertakes no obligation to revise or update any forward looking statements for any reason, even if new information becomes available in the future.

IR Contact
MZ Group MZ North America
NMTC@mzgroup.us